UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2004

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

Registrant’s telephone number, including area code +8610 6250 1658

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously reported in the Form 8-K of AsiaInfo Holdings, Inc. (the “Company”) filed on July 28, 2004, the Company entered into an acquisition agreement dated as of July 27, 2004 (the “Acquisition Agreement”) by and between the Company and Lenovo Group Limited (“Lenovo”), pursuant to which the Company agreed to acquire certain businesses, assets and properties constituting the information technology services business of Lenovo for consideration consisting primarily of the right to receive shares of AsiaInfo common stock valued at approximately $36.3 million (the “Acquisition”). On October 19, 2004, the Company completed the closing of the Acquisition. In connection with the closing of the Acquisition, the Company and Lenovo entered into Supplement and Amendment No. 1 to Acquisition Agreement (the “Supplement”), which sets forth certain supplemental understandings and agreements regarding the structure of the Acquisition and other terms and conditions.    A copy of the Supplement is furnished herewith as Exhibit 10.16.

On October 25, 2004, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is furnished herewith as Exhibit 99(a).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Company has appointed Bing Yu to the Company’s Board of Directors (the “Board”), effective as of October 21, 2004. Mr. Yu has been appointed as a Class I director, and along with the Company’s other Class I directors, Mr. Yu’s directorship will expire on the date of the Company’s 2006 Annual Meeting of stockholders, at which time he will be eligible to be elected by the Company’s stockholders for a new three year term. Mr. Bing Yu will also join the Company’s senior management team as the head of Lenovo-AsiaInfo Technologies Inc., a new division of the Company. Previously, Mr. Yu was the Senior Vice President of Lenovo, and the head of Lenovo’s IT Services Business. Mr. Yu, who joined Lenovo in 1990, has a depth of experience in sales and marketing. Since 1996 he has been in charge of marketing strategy for Lenovo’s PC business, including the establishment and maintenance of sales channels.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 21, 2004, the Company’s Board amended and restated the Company’s By-laws (the “Amended By-laws”). The Amended By-laws increased the maximum number of members of the Company’s Board from nine to ten. The Amended By-laws also reflected a change of address for the Company’s registered office in the State of Delaware, as well as other updates regarding the roles and responsibilities of certain of the Company’s officers. A copy of the Amended By-laws is furnished herewith as Exhibit 3.5 to this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: October 25, 2004		/s/ Ying Han
	Name:	Ying Han
	Title:	Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit
3.5	Amended By-laws effective as of October 21, 2004.

10.16	Supplement and Amendment No. 1 to Acquisition Agreement dated as of October 1, 2004

99(a)	Press release announcing the closing of the Acquisition dated October 25, 2004.